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                                                                       Exhibit 9




                SHAREHOLDER AND ADMINISTRATION SERVICES AGREEMENT

         THIS SHAREHOLDER AND ADMINISTRATION SERVICES AGREEMENT ("Agreement"), entered into as of December 12, 2001 by and between the Hilliard-Lyons Government Fund, Inc. (the "Fund"), a Maryland corporation and an open-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), and J.J.B. Hilliard, W.L. Lyons, Inc. (the "Broker"), a Kentucky corporation with its principal place of business at 501 South Fourth Avenue, Hilliard Lyons Center, Louisville, Kentucky.

         WHEREAS, the Broker serves as the investment adviser and distributor for the Fund;

         WHEREAS, the Broker maintains accounts on behalf of customers who invest in the Fund directly or via an omnibus account (for which Broker is the record owner) and automatic sweep program administered by the Broker;

         WHEREAS, the Broker provides shareholder and administration services, as described below, with respect to all Fund shareholders ("Clients"), which services otherwise would have to be performed by the Fund or by another service provider for the Fund; and

         WHEREAS, the Fund desires to retain and compensate the Broker for providing certain shareholder and administration services to all Fund shareholders as described below, and Broker desires to accept such compensation and to provide the shareholder and administration services, as described below;

         NOW, THEREFORE, the Fund and the Broker hereby agree as follows:

1. Shareholder Services. The Broker agrees to provide the following shareholder services to Clients:

         (a) prepare and mail monthly statements to shareholders showing their beneficial share ownership and corresponding dollar value in the Fund, as well as all of their Fund share purchases and redemptions, and other account activity, during that month;

         (b) respond to shareholder inquiries relating to the services performed by the Broker;

         (c) respond to inquiries from shareholders concerning their investments in the Fund, including providing shareholder account information;

         (d) forward shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to shareholders;

         (e) assist shareholders in changing dividend options, account designations, and addresses; and


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         (f)      provide such other similar services as the Fund may reasonably request to the extent that the Broker is permitted to do so under applicable laws or regulations.

2. Administration Services. The Broker agrees to provide the following administration services:


         (a) maintain account information relating to shareholders that invest in the Fund;

         (b)      arrange for bank wires;

         (c) process purchase, exchange and redemption requests from shareholders and place such orders and appropriate documentation, and promptly deliver payment, where applicable, with the Fund or its service providers, including the Fund's custodian;

         (d) with respect to the transactions in (c) above, the Broker shall, in addition to executing transactions directly with shareholders, execute transactions directly with broker-dealers authorized by the Fund who shall be deemed to be acting on behalf of the Fund;

         (e) in connection with redemption requests, pay over, or cause to be paid over, to the shareholder in the appropriate manner such monies as instructed by redeeming shareholders;

         (f) hold certain Fund shares in the appropriate accounts of shareholders;

         (g) provide subaccounting, including bookkeeping and recordkeeping, with respect to the beneficial owners of the shares of the Fund, including those shares beneficially owned by Clients;

         (h) prepare, process and transmit dividend payments from the Fund on behalf of shareholders;

         (i) process and deliver applicable tax information to shareholders;

         (j) withhold taxes on U.S. residents and non-resident alien accounts;

         (k)      prepare and mail confirmation forms, if requested;

         (l)      prepare shareholder meeting lists;

         (m)      mail proxies, and receive and tabulate such proxies;

         (n) report abandoned property to the various states as authorized by the Fund per policies and principles agreed upon by the Fund and the Broker;

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         (o)      provide a system which will enable the Fund to monitor the total number of shares of the Fund sold in each State;

         (p) record the issuance of shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of shares of the Fund which are authorized, issued and outstanding, based upon data provided to it by the Fund. The Broker shall also provide the Fund on a regular basis with the total number of shares that are authorized, issued and outstanding, but shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or take cognizance of any laws or rules relating to the issue or sale of such shares, which functions shall be the sole responsibility of the Fund; and

         (q) provide such other similar services as the Fund may reasonably request to the extent that the Broker is permitted to do so under applicable laws or regulations.

3. Compensation. In consideration of the services to be provided by the Broker, the Fund will pay to the Broker:

         (a) a fee for shareholder services, at an annual rate of 0.25% (25 basis points) of the average daily net assets of the Fund, which fee will be computed daily and paid monthly by the 15th day of the following month; plus

         (b) a fee for administration services, at an annual rate of 0.18% (18 basis points) of the average daily net assets of the Fund, which fee will be computed daily and paid monthly by the 15th day of the following month.

In the event that this Agreement is terminated pursuant to Section 15 prior to the end of a month, the fee for that month shall be calculated on a pro rated basis in accordance with the foregoing provisions of this Section 3.

4. Reimbursement for Certain Expenses. In addition to the compensation paid under Section 3 above, the Fund agrees to reimburse the Broker for out-of-pocket mailing expenses incurred by the Broker in connection with the Broker's distribution to Clients of any materials provided by the Fund for such distribution, including annual reports to shareholders, semi-annual reports to shareholders, annual prospectus updates, proxy statements and related materials, and such other materials as the Fund shall disseminate to its shareholders from time to time. The Fund also agrees to reimburse the Broker for its out-of-pocket expenses (as reasonably agreed upon by the Broker and the Fund) if the Fund asks the Broker to provide, and the Broker agrees to provide, additional services to Clients not otherwise called for under this Agreement. Out-of-pocket expenses relating to the routine and customary servicing of the Broker's brokerage accounts with its customers shall be borne by the Broker.

5. Obligations of the Fund. The Fund agrees that it will perform the following services:

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         (a)      identify to the Broker in writing those transactions and
                  assets to be treated as exempt from blue sky reporting for each State; and

         (b) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activities for each State. The responsibility of the Broker for the Fund's blue sky State registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

6. Delegation of Services. The Broker reserves the right to delegate and/or appoint another party to perform any obligations of the Broker pursuant to this Agreement without the consent of the Fund.

7. Term. This Agreement will become effective as of January 1, 2002 and will continue for an initial term of three (3) years from such date. This Agreement will be renewed automatically for successive one (1) year terms, unless the Agreement is terminated pursuant to Section 15.

8. Equipment and Facilities. The Broker will provide all office space and equipment, telephone facilities and personnel (which may be part of the space, equipment and facilities currently used in the Broker's business, or any personnel employed by the Broker) as may be reasonably necessary or beneficial in order to fulfill its responsibilities under this Agreement.

9. Communications. Neither the Broker nor any of its officers, employees, or agents is authorized to make any representations concerning the Fund except those contained in the Fund's then-current Prospectus or Statement of Additional Information for the Fund, copies of which will be supplied to the Broker, or in supplemental sales literature or advertising as may be authorized in writing.

10. Independent Contractor. For purposes of this Agreement, the Broker will be deemed to be an independent contractor and will have no authority to act as agent for the Fund in any matter or in any respect related to this Agreement.

11. Representations and Warranties of the Broker. By its written acceptance of this Agreement, the Broker represents, warrants and agrees that:

         (a) the Broker is duly organized and existing and in good standing under the laws of the Commonwealth of Kentucky;

         (b) the Broker is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

         (c) the Broker is duly registered and licensed as a broker-dealer and will notify the Fund in the event that its status as a registered broker-dealer changes;

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         (d)      the Broker has and will continue to have access to the
                  necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

         (e) the Broker will comply with applicable laws and regulations as they relate to this Agreement.

12. Representations and Warranties of the Fund. By its written acceptance of this Agreement, the Fund represents, warrants and agrees that:

         (a) the Fund is duly organized and existing in good standing under the laws of the State of Maryland;

         (b) the Fund is empowered under applicable laws and by its Articles of Incorporation and By-Laws to enter into and perform this Agreement, and all requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

         (c) the Fund is an open-end and diversified investment management company registered under the 1940 Act;

         (d) a registration statement under the Securities Act of 1933, as amended, is currently effective and will remain effective, and appropriate State securities law filings have been made and will continue to be made, with respect to all shares of the Fund being offered for sale; and

         (e) the Fund will comply with applicable laws and regulations as they relate to this Agreement.

13.      Indemnification

         A. Fund. The Broker shall not be responsible for, and the Fund shall indemnify and hold the Broker harmless from and against, any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Broker) arising out of: (1) all actions of the Broker or its agents, officers, employees or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without gross negligence and willful misconduct; (2) the Fund's lack of good faith, negligence or willful misconduct relating to this Agreement; (3) any breach of the Fund's representations or warranties in this Agreement; (4) the reliance on or use by the Broker or its agents, officers, employees or subcontractors of information, records and documents or services which (a) are received or relied upon by the Broker or its agents, officers, employees or subcontractors and furnished to it or performed by or on behalf of the Fund, and (b) have been prepared, maintained and/or performed

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by the Fund or any other person or firm on behalf of the Fund; (5) the reliance on, or the carrying out by the Broker or its agents, officers, employees or subcontractors, of any instructions or requests of the Fund; and (6) the offer or sale of shares of the Fund in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such shares be registered in such state, or in violation of any stop order or other determination or ruling by any federal or state authority with respect to the offer or sale of such shares.

         B. Broker. The Broker shall indemnify and hold the Fund harmless from and against any and all demands, damages, liabilities, and losses, or any pending or completed actions, claims, suits, complaints, proceedings, or investigations (including reasonable attorneys fees and other costs, including all expenses of litigation or arbitration, judgments, fines or amounts paid in any settlement consented to by the Broker) arising out of: (1) any action or failure or omission to act by the Broker or its agents, officers, employees or subcontractors as a result of such party's lack of good faith, gross negligence or willful misconduct relating to this Agreement; (2) any breach of the Broker's representations or warranties in this Agreement; and (3) the failure of the Broker or its agents, officers, employees or subcontractors to comply with any of the terms of this Agreement.

         C. Notice and Opportunity to Defend. If any action, suit, proceeding, or investigation is initiated, or any claim or demand is made, against any party indemnified hereto with respect to which such party ("Indemnified Party") may make a claim against any other party hereto ("Indemnifying Party") pursuant to this Section 13, then the Indemnified Party shall give prompt written notice of such action, suit, proceeding, investigation, claim or demand to the Indemnifying Party. Thereafter, the Indemnifying Party shall have the opportunity, at its own expense and with its own counsel, to defend or settle such action, suit, proceeding, investigation, claim or demand; provided, however, that: (1) the Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such action, suit, proceeding, investigation, claim or demand; (2) the Indemnified Party shall have the right to participate, at its own expense in the defense of such action, suit, proceeding, investigation, claim or demand and shall cooperate as reasonably requested by the Indemnifying Party in the defense thereof; and (3) the Indemnifying Party shall not settle such action, suit, proceeding, investigation, claim or demand without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld.

         D. Special Indemnification Provisions. At any time, the Broker may apply to any officer of the Fund for instructions, and consult with Broker's legal counsel with respect to any matter arising in connection with the services to be performed by the Broker under this Agreement, and the Broker and its agents, officers, employees or subcontractors shall not be liable and shall be indemnified by the Fund for any action taken or omitted in reliance upon such instructions or upon the opinion of such counsel. The Broker, its agents, officers, employees or subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of the Fund, reasonably believed to be genuine and to have been signed by the proper person or persons or upon any instruction, information, data, record or document. The Broker shall not be held to have notice of any change of authority of any person until receipt of written notice from the Fund.

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14.      Notices. All notices and other communications to either the Fund or to the Broker will be duly given if mailed, telegraphed, faxed, or transmitted by similar communications device to the appropriate address stated herein, or to such other address as either party may provide to the other.

15. Amendments and Termination. This Agreement may be amended or modified upon written agreement of the parties and authorized or approved by a resolution of the Board of Directors of the Fund. After the initial three (3) year term has expired, either party to the Agreement may terminate the Agreement, without cause or penalty, by giving the other party at least 120 days written notice of its intention to terminate. Nothing herein shall be construed to prohibit the Broker from taking any actions otherwise permissible under Conduct Rule 2510(d)(2) of the National Association of Securities Dealers, Inc., or any successor rule thereto. Should the Fund exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Fund. Additionally, the Broker reserves the right to charge for any other reasonable expenses associated with such termination.

16. Assignment. Neither this Agreement nor any rights or obligations hereunder may be subject to an "assignment," as that term is defined in the 1940 Act, by either party without the written consent of the other party. Any purported assignment in violation of this provision shall be void. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

17. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to this subject matter thereof whether written or oral, including the Shareholder Accounting Agreement, executed on or about September 1997, between the Broker and the Fund.

18. Severability. In the event that any provision in this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

19. Governing Law. This Agreement will be construed in accordance with the laws of the State of Maryland.


20. Force Majeure. Notwithstanding any other provision contained herein, no party shall be liable for any action taken, or any delay in taking or any failure to take any action required to be taken hereunder or otherwise to fulfill its obligations hereunder in the event and to the extent that the taking of such action, delay or such failure arises out of or is caused by or directly or indirectly due to war, insurrection, terrorism, riot, labor disputes, civil commotion, act of God, accident, fire, water damage, explosion, any law, decree, regulation or order of any government or governmental body (including any court or tribunal), or any other cause (whether similar or dissimilar to any of the foregoing) whatsoever beyond its reasonable control. The non-performing party shall use reasonable efforts to minimize the effect of any force majeure.

21.      Books and Records

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         A.       The Broker shall keep records relating to the services to be performed by this Agreement, in the form and manner as may be deemed advisable. To the extent required by the Securities and Exchange Commission and/or other applicable governmental regulatory bodies, and any applicable rules or regulations, the Broker agrees that all such books and records prepared or maintained pursuant to this Agreement are the joint property of the Fund and the Broker and will be preserved, maintained and made available in accordance with such applicable laws, rules and regulations, and will be provided promptly to the Fund on and in accordance with such request.

         B. The Broker and Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the provisions of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person except as may be required by law or regulation, or mutual written consent.

         C. In the case of any requests or demands for the inspection of the shareholder records of the Fund, the Broker will notify the Fund and secure instructions from an authorized officer of the Fund as to such inspection. The Broker reserves the right, however, to exhibit the shareholder records to any person whenever the Broker is advised by its counsel that it may be held liable for failing to exhibit the shareholder records to such person.

22. Survival. The provisions of Sections 3, 4, 13, 18, 19 and 21 and the parties' respective obligations thereunder, shall survive any termination of, or the completion of services contemplated by, this Agreement.

         IN WITNESS WHEREOF, the Fund and the Broker have caused this Agreement to be executed by their duly authorized representatives effective as of the date first above written.




HILLIARD-LYONS GOVERNMENT FUND, INC.

By:
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Title:
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Address:
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J.J.B. HILLIARD, W.L. LYONS, INC.

By:
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Title:
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Address:
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